Exhibit 10.1.1

FIRST AMENDMENT TO THE CARDINAL HEALTH, INC. 2005 LONG-TERM INCENTIVE PLAN

(AS AMENDED AND RESTATED AS OF NOVEMBER 5, 2008)

This First Amendment (the “First Amendment”) to the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended and restated as of November 5, 2008 (the “Plan”), is effective as of the date on which the separation of CareFusion Corporation, a Delaware corporation, from Cardinal Health, Inc., an Ohio corporation (the “Company”), is effective, pursuant to resolutions of the Human Resources and Compensation Committee of the Board of Directors of the Company, adopted by unanimous written consent dated August 28, 2009.

1. The following subsection (g-1) is hereby inserted immediately after subsection (g) of Section 2 of the Plan:

““CareFusion” means CareFusion Corporation, a Delaware corporation and a subsidiary of the Company prior to the Distribution Effective Time.”

2. The following subsection (q-1) is hereby inserted immediately after subsection (q) of Section 2 of the Plan:

““Distribution Effective Time” means the effective time of the distribution of the common stock of CareFusion to the holders of Common Shares, which is expected to be 11:59 P.M., New York City time, on August 31, 2009.”

3. Subsection (r) of Section 2 of the Plan is hereby deleted in its entirety and in replacement thereof shall be the following:

““Employee” means a regular, active employee of the Company or any Affiliate, or a person who has agreed to commence serving as an employee of the Company or any Affiliate within 90 days of the Grant Date, including an Officer and/or Director who is also a regular, active employee of the Company or any Affiliate. The Administrator shall determine whether the Chairman of the Board qualifies as an “Employee.” For any and all purposes under the Plan, the term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Administrator, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or an Affiliate or otherwise an employee by any governmental or judicial authority. Unless otherwise determined by the Administrator in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer; provided, however, that if an Employee continues employment or service with CareFusion or any of its affiliates after the Distribution Effective Time, then such Employee shall not be deemed to have terminated employment and to have ceased to be an Employee until such Participant ceases to be a full-time employee of CareFusion or any of its affiliates.”

4. The following paragraph is hereby inserted immediately after Section 16(b)(iii):

“Notwithstanding anything in this Plan or any Award Agreement to the contrary, after the Distribution Effective Time, this Section 16(b) shall not apply to any Award granted under this Plan to a Participant who, after the Distribution Effective Time, is employed by CareFusion or any of its affiliates.”